UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 10, 2009
SearchPath International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53277	20-3171966

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1350 Euclid Avenue, Suite 325, Cleveland, Ohio	44115

(Address of principal executive offices) Registrant’s telephone number, including area code	(Zip code) (216) 912-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principle Officers.
On February 10, 2009, Michael W. Woods, a member of the Board of Directors and the Chief Financial Officer of SearchPath Industrial, Inc. (the “Company”) tendered his resignation from the Board of Directors, and his position as Chief Financial Officer of the Company, effective immediately. Mr. Woods and the Company decided to part ways until the Company could afford a Chief Financial Officer of his caliber and not as a result of any disagreement between the Company and Mr. Woods.
On February 10, 2009, the remaining Directors unanimously appointed Thomas K. Johnston as the Company’s interim Chief Financial Officer, effective as of such date. Mr. Johnston, 49, is the Company’s founder and has been a Director and our Chief Executive Officer and President since July 19, 2005. Prior to the founding of our Company, from 1997 through 2005, Mr. Johnston was an owner and Vice President of Pathfinder Search Partners in Shaker Heights, Ohio. Before that time, from 1992 to 1997, Mr. Johnston was the Director of Interim Executive Staffing at Management Recruiters International, in Cleveland, Ohio, where he was a member of the management team that transitioned the company into a full-service human resource solutions organization. Mr. Johnston earned his BA in Management Science at St. Bonaventure University. Mr. Johnston is the husband of Amy E. Johnston, the Company’s Vice President, Secretary and also a Director.
Mr. Johnston will not receive any compensation for his services as Chief Financial Officer of the Company and will serve in this capacity until his successor is qualified and chosen.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SearchPath International, Inc.
February 10, 2009

By:	/s/ Thomas K. Johnston

Name:	Thomas K. Johnston
Title:	Chief Executive Officer